Exhibit 99.2

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

May 10, 2021

Acies Acquisition Corp.

1219 Morningside Drive, Suite 110

Manhattan Beach, CA 90266

Attn:      Board of Directors

RE:	Proxy Statement / Prospectus of Acies Acquisition Corp. (“Acies”) which forms part of Amendment No. 2 to the Registration Statement on Form S-4 of Acies (the “Registration Statement”).

Dear Members of the Board of Directors:

Reference is made to our opinion letter (“opinion”), dated January 31, 2021, to the Board of Directors (the “Board”) of Acies. We understand that Acies has determined to include our opinion in the Proxy Statement / Prospectus of Acies (the “Proxy Statement/Prospectus”) included in the above referenced Amendment No. 2 to the Registration Statement.

Our opinion was provided for the Board (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Proxy Statement/Prospectus included in Amendment No. 2 to the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Opinion of the Financial Advisor to Acies,” “BUSINESS COMBINATION PROPOSAL—Background to the Business Combination,” “BUSINESS COMBINATION PROPOSAL—Acies Board of Directors’ Reasons for the Business Combination” and “BUSINESS COMBINATION PROPOSAL—Opinion of the Financial Advisor to Acies” and to the inclusion of our opinion as Annex K to the Proxy Statement / Prospectus. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 2 to the Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

/s/ Houlihan Lokey Capital, Inc.